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                                                                    EXHIBIT 10.1

                               FIRST AMENDMENT TO
                          AAR CORP. STOCK BENEFIT PLAN

     WHEREAS, AAR CORP., a Delaware corporation (the "Company") maintains the AAR CORP. Stock Benefit Plan as amended and restated effective October 1, 2001 (the "Plan"); and

     WHEREAS, the Company has reserved the right to amend the Plan and now deems it desirable to do so to discontinue the automatic, non-discretionary award of non-qualified stock options to Non-Employee Directors and replace it with a discretionary award.

     NOW THEREFORE, the Plan is hereby amended, effective June 26, 2003, as follows:

          1. The second paragraph of Section 1 shall be amended to read as follows:

          "Non-Employee Directors shall participate in the Plan through discretionary grants of NSOs pursuant to Section 5 hereof. Key Employees who have been selected by the Committee to receive an Award shall participate in the Plan. The Committee shall determine, within the limits of the express provisions of the Plan, those Key Employees and Non-Employee Directors whom, and the time or times at which, Awards shall be granted. In making a determination concerning the granting of Awards, the Committee may take into account the nature of the services the Key Employees and Non-Employee Directors have rendered or that the Committee expects they will render, their present and potential contributions to the success of the business, the number of years of effective service they are expected to have and such other factors as the Committee in its sole discretion shall deem relevant. The Committee shall also determine, with respect to Awards to Non-Employee Directors and Key Employees, the number of Shares to be subject to each Award; with respect to Key Employees, the type of Awards (Restricted Stock, Options or Stock Appreciation Rights (SAR)); the type of Options for Key Employees (ISO or NSO); the duration of each Option; the exercise price under each Option; the time or times within which (during the Term of the Option) all or portions of each Option may be exercised; whether cash, Shares, Options or other property may be accepted in full or partial payment upon exercise of an Option; the restrictions to be imposed on shares of Restricted Stock; and any other terms and conditions of such Awards."

          2. Section 5 shall be deleted and Sections 6 through 29 renumbered accordingly.

          3. Current Section 6, renumbered as new Section 5, shall be amended to read as follows:

          "5.  Grants of Options

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          5.1  Subject to the terms of the Plan, the Committee may from time to time grant Options, which may be Non-Qualified Stock Options, or Incentive Stock Options if granted to Key Employees, and must be Non-Qualified Stock Options if granted to Non-Employee Directors. Unless otherwise expressly provided at the time of the grant, Options granted to Key Employees under the Plan will not be ISOs. Notwithstanding the foregoing, outstanding NSOs granted to Key Employees may be converted to ISOs at the discretion of the Committee in accordance with, and to the extent, allowed by law.

          5.2 Each Option shall be evidenced by a written Option Agreement specifying the type of Option granted, the Option exercise price, the terms for payment of the exercise price, the duration of the Option, the number of Shares to which the Option pertains and, in the case of grants to Key Employees, the terms of any related Stock Appreciation Right Award or Restricted Stock Award. An Option Agreement may, in the sole discretion of the Committee, also contain a vesting schedule, a non-competition agreement, a confidentiality provision, provisions for forfeiture and such restrictions, conditions and other terms as the Committee shall determine in its sold discretion. Option Agreements need not be identical.

          5.3 Each Option shall expire and all rights to purchase Shares thereunder shall cease on the date fixed by the Committee in the Option Agreement, which shall not be later than the tenth anniversary of the date on which the Option was granted, except as otherwise required under Section
     6.4 hereof. Further, if provided in the Option Agreement, any Option granted pursuant to the Plan shall expire and all rights to purchase Shares thereunder shall cease, if (a) the Non-Employee Director or the Key Employee violates a non-competition or confidentiality agreement, any Company policy, or any other conditions set forth in the Option Agreement or in a separate document, (b) the Key Employee violates an employment agreement, (c) the Non-Employee Director's service on the Board terminates as provided in Section 12, or (d) the Key Employee's employment terminates as provided in Section 12.

          5.4 Each Option shall become exercisable at the time, and for the number of Shares, fixed by the Committee in the Option Agreement. Except to the extent otherwise provided in or pursuant to Section 13, or in the proviso to this sentence, no Option shall become exercisable as to any Shares prior to the first anniversary of the date on which the Option was granted; provided that (a) the Committee may provide, at the time of grant or subsequently that an Option granted to a person who is or becomes subject to taxation under any applicable law that would tax such person upon the grant of such Option, shall be exercisable from and after the date of grant or (b) the Committee, in its discretion, shall have the power at any time to accelerate the dates for exercise of any or all Options, or any part thereof, granted to a Non-Employee Director or a Key Employee under the Plan."

          4.   The first sentence of current Section 8, renumbered as new
     Section 7, shall be amended to read as follows:

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          "Each NSO granted to a Grantee shall be in such form and subject to such restrictions and conditions and other terms as the Committee may determine at the time of grant, subject to the general provisions of the Plan, the applicable Option Agreement, and the following specific rules:"

          5. Clause (e) of current Section 15.2, renumbered 14.2, shall be amended to read as follows:

          "(e) in the case of a Grantee, by such other medium of payment as the Committee, in its discretion, shall authorize at the time of grant, or"


     IN WITNESS WHEREOF, this First Amendment has been executed on this 27th day of June, 2003.

                                           AAR CORP.


                                           By: /s/ DAVID P. STORCH
                                               --------------------------------
                                               David P. Storch, President